Exhibit 10.3

ABBOTT LABORATORIES

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”), made on «DateAwded» (the “Grant Date”), between Abbott Laboratories, an Illinois corporation (the “Company”), and «Name» (the “Director”), provides for the grant by the Company to the Director of a Restricted Stock Unit Award (the “Award”) under the Company’s 2009 Incentive Stock Program (the “Program”).  This Agreement incorporates and is subject to the provisions of the Program.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program, and in the event of any inconsistency between the provisions of this Agreement and the provisions of the Program, the Program shall control.

The terms and conditions of the Award are as follows:

1.                      Grant of Units.  Pursuant to Section 12 of the Program, the Company has granted to the Director the right to receive «NoShares12345» Shares (the “Restricted Stock Units” or “Units” as used herein) upon the Termination Event (as defined in Section 4 below).  The Shares shall be issued from the Company’s available treasury shares.  Prior to the Termination Event, (a) the Director shall not be treated as a shareholder as to those Shares, and shall only have a contractual right to receive them, unsecured by any assets of the Company or its Subsidiaries; (b) the Director shall not be permitted to vote the Units; and (c) the Director’s right to receive such Shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Program.  The Units shall be subject to all of the restrictions hereinafter set forth.

2.                      Rights to Dividends.  The Director shall be entitled to receive cash payments equal to the dividends and distributions paid on Shares underlying the Restricted Stock Units (“Dividend Equivalents”) (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent as if each Unit was a Share, and those Shares were not subject to the restrictions imposed by this Agreement and the Program, provided that the record date with respect to such dividend or distribution occurs within the period commencing with the Grant Date and ending upon the date of the Termination Event (the “Restricted Period”).

3.                      Restrictions.  The Units shall be fully vested as of the Grant Date, provided, however, that the Units will be subject to the following restrictions (the “Restrictions”) during the Restricted Period:

(a)                 The Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

(b)                Any additional Shares or other securities or property issued with respect to Shares covered by the Units as a result of any stock split,

combination, stock dividend or recapitalization, shall be subject to the Restrictions and other provisions of the Program and this Agreement.

(c)                 The Director shall not be entitled to receive any Shares prior to completion of all actions deemed appropriate by the Company to comply with federal or state securities laws and stock exchange requirements.

4.                      Termination Event.  The Restrictions shall lapse and have no further force or effect upon the earliest of the following events (the “Termination Event”):

(a)               The date the Director terminates from the Board of Directors of the Company, including due to retirement;

(b)              The date the Director dies; or

(c)               The date of occurrence of a Change in Control (as defined in the Program); provided that the event constituting a Change in Control is also a “change in control event”, as such term is defined in Treasury Regulation § 1.409A-3(i)(5).

5.                      Withholding Taxes.  The lapse of the Restrictions on the Units pursuant to Section 4 above and the delivery of the Shares shall be conditioned on the Director or the Director’s executor, administrator, personal representative or heirs (“Representative”) having made appropriate arrangements with the Company to provide for the withholding of any taxes as may be required to be withheld by federal, state or local law with respect to such lapse or delivery.

6.                      Section 409A.  To the extent applicable, it is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).  Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, the Director shall not be deemed to have had a termination of service unless the Director has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, amounts that would otherwise be payable pursuant to the Agreement during the six-month period immediately following the Director’s termination of service (including retirement) shall instead be paid on the first business day after the date that is six months following the Director’s termination of service (or upon the Director’s death, if earlier).

7.                      Payment of Dividend Equivalents.  For purposes of compliance with the requirements of Code Section 409A, the specified date of paying any

Dividend Equivalents to which a Director is entitled under Section 1 is the year in which the associated dividends or distributions are paid on the underlying Shares.  This Section 7 shall not create or expand any rights to Dividend Equivalents.

8.                      Data Privacy.  This grant of Units shall be interpreted to effect the original intent of the Company as closely as possible to the fullest extent permitted by applicable law (including, without limitation, any laws governing data privacy).  If any condition or provision of this option is invalid, illegal, or incapable of being enforced under any applicable law or regulation governing data privacy, including the privacy laws and regulations of the European Economic Area, all other conditions and provisions of the Units shall nevertheless remain in full force and effect.  By accepting this grant, the Director voluntarily and unambiguously acknowledges and consents to the collection, use, processing and transfer of Personal Data (defined below) as described in this paragraph, in electronic or other form.  The Director is not obliged to consent to such collection, use, processing and transfer of Personal Data.  However, failure to provide the consent may affect the Director’s ability to participate in the Program.  The Director understands that the Company and its Subsidiaries hold certain personal information about the Director, including, but not limited to, the Director’s name, home address and telephone number, date of birth, social security number or other Director identification number, salary, nationality, job title, the number of Shares (if any) owned by the Director, whether the Director is a member of the Board of Directors of the Company or of any of its Subsidiaries, details of all stock options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Director’s favor for the purpose of managing and administering the Program or this grant (collectively “Personal Data”).  The Director understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Director’s participation in the Program, and the Company and/or any of its Subsidiaries may each further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Program, including UBS or such other stock plan service provider as may be selected by the Company in the future.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Director’s country.  The Director understands that the Director may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Secretary of the Company.  The Director hereby authorizes the Company and its Subsidiaries to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Director’s participation in the Program, including any transfer of such Personal Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Director’s behalf to a broker or other third party with whom the Director may elect to deposit any Shares acquired pursuant to the Program.  The Director understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Director’s participation in the Program.  The Director may, at any time, review Personal Data, request additional information about the storage and processing of Personal Data, and require any necessary amendments to it.  The Director may, at any time, withdraw the consents herein, in any case without cost, in writing by contacting the Company; however, withdrawing the Director’s consent may affect the Director’s ability to participate in the Program.

9.                      Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Director and the Director’s Representative.

10.                Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

11.                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By

Miles D. White
Chairman and Chief Executive Officer